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EXHIBIT 99.1     PRESS RELEASE



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[WORONOCO BANCORP, INC. LOGO]                                    31 Court Street
                                             Westfield, Massachusetts 01086-0978
                                                          Telephone 413-568-9141


FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION CONTACT:
                                             Mark Roberts
                                             Vice President Finance
                                             (413) 568-9141


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              WORONOCO BANCORP, INC. TO REPURCHASE COMMON STOCK

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WESTFIELD,  MA -  NOVEMBER  5, 1999 - Woronoco  Bancorp,  Inc.  (the  "Company")
(AMEX:WRO), the holding company for Woronoco Savings Bank (the "Bank") has announced that it has received regulatory clearance to repurchase up to 299,943 shares of its common stock.

Cornelius D. Mahoney, Chairman, President and CEO of Woronoco Bancorp, Inc. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 5,998,860 outstanding shares. It is intended that all such repurchases will be effected within the next six months.

Mr. Mahoney commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on November 5, 1999 was approximately 69% of its tangible book value at $14.29 per share (as of September 30, 1999). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

The repurchase will be made in open-market transactions, subject to the availability of stock.

Woronoco Bancorp, Inc. completed its initial public offering of common stock in connection with the conversion of Woronoco Savings Bank from a Massachusetts-chartered mutual savings bank to a Massachusetts-chartered stock savings bank on March 19, 1999. In the conversion, Woronoco Bancorp, Inc. issued an aggregate of 5,998,860 shares, of which 5,554,500 shares were sold at $10.00 per share, raising $55,545,000 in gross proceeds and 444,360 were issued to Woronoco Savings Charitable Foundation.





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Woronoco Bancorp,  Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, headquartered at 31 Court Street, Westfield, Massachusetts 01085. The Bank provides a wide variety of financial products and services through its 11 branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositor Insurance Fund. For more information regarding the Bank's products and services and for Woronoco Bancorp, Inc. investor relations information, please visit our web site at WWW.WORONOCO.COM.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.